Exhibit 10.2

DATED	5 August 2010

(1) ACTIVE POWER SOLUTIONS LIMITED

as Chargor

- and -

(2) SILICON VALLEY BANK

as Lender

GUARANTEE AND

DEBENTURE

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	GUARANTEE AND INDEMNITY	5

3.	COVENANT TO PAY	6

4.	GRANT OF SECURITY	6

5.	FIXED SECURITY	7

6.	FLOATING CHARGE	9

7.	CONVERSION OF FLOATING CHARGE	9

8.	CONTINUING SECURITY	10

9.	LIABILITY OF THE CHARGOR RELATING TO SECURITY ASSETS	10

10.	ACCOUNTS	10

11.	REPRESENTATIONS	11

12.	UNDERTAKINGS BY THE CHARGOR	12

13.	POWER TO REMEDY	17

14.	WHEN SECURITY BECOMES ENFORCEABLE	17

15.	ENFORCEMENT OF SECURITY	18

16.	RECEIVER	20

17.	POWERS OF RECEIVER	20

18.	APPLICATION OF PROCEEDS	22

19.	SET-OFF	23

20.	DELEGATION	23

21.	FURTHER ASSURANCES	23

22.	POWER OF ATTORNEY	24

23.	CURRENCY CONVERSION	24

24.	CHANGES TO THE PARTIES	25

25.	MISCELLANEOUS	25

26.	NOTICES	26

27.	CALCULATIONS AND CERTIFICATES	26

28.	PARTIAL INVALIDITY	26

29.	REMEDIES AND WAIVERS	26

30.	AMENDMENTS AND WAIVERS	26

31.	COUNTERPARTS	26

32.	RELEASE	27

33.	GOVERNING LAW	27

34.	ENFORCEMENT	27

SCHEDULE 1: THE GUARANTEE		28

SCHEDULE 2: DETAILS OF SECURITY ASSETS		31

	Part 1: Security Accounts	31

	Part 2: Relevant Contracts	31

	Part 3: Insurances	31

SCHEDULE 3: FORM OF NOTICE TO AND ACKNOWLEDGEMENT FROM ACCOUNT BANK		32

SCHEDULE 4: FORM OF NOTICE TO AND ACKNOWLEDGEMENT BY PARTY TO RELEVANT CONTRACT		35

SCHEDULE 5: FORM OF NOTICE TO AND ACKNOWLEDGEMENT BY INSURERS		37

THIS GUARANTEE AND DEBENTURE is made on 5 August 2010

BETWEEN:

(1)	ACTIVE POWER SOLUTIONS LIMITED (the “Chargor”), a company incorporated in England and Wales with registration number 6351428 whose registered office is at Taylor Wessing LLP, 5 New Street Square, London EC4A 3TW; and

(2)	SILICON VALLEY BANK (the “Lender”) a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054, United States of America.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

(a)	terms defined in, or construed for the purposes of, the Loan and Security Agreement (as defined below) have the same meanings when used in this Deed (unless the same are otherwise defined in this Deed); and

(b)	at all times the following terms have the following meanings:

“Account Bank” means:

(a)	The Royal Bank of Scotland of 36 St Andrew Square, Edinburgh, EH2 2YB; and/or

(b)	such other bank with which any Security Account is maintained from time to time;

“Act” means the Law of Property Act 1925;

“Assigned Assets” means the Security Assets expressed to be assigned pursuant to clause 5.2 (Security assignments);

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or resignation;

“Borrower” has the meaning given to that term in the Loan and Security Agreement;

“Charged Investments” means the Charged Securities and all present and future Related Rights accruing to all or any of the Charged Securities;

“Charged Securities” means all stocks, shares, debentures, bonds, warrants, coupons, negotiable instruments, certificates of deposit or other securities or “investments” (as defined in part II of schedule II to the Financial Services and Markets Act 2000 as in force at the date of this Deed) now or in future owned (legally or beneficially) by the Chargor or in which the Chargor has an interest at any time;

“Debenture Security” means the Security created or evidenced by or pursuant to this Deed;

“Default Rate” means the rate of interest which is 5% per annum above the rate which would otherwise apply in accordance with the Loan Documents;

“Delegate” means any delegate, sub-delegate, agent, attorney or co-trustee appointed by the Lender or by a Receiver;

“Event of Default” means any event or circumstance set out in Article 8 of the Loan and Security Agreement and an Event of Default is “continuing” if it has not been remedied to the satisfaction of the Lender or waived by it in writing;

“Group” means Active Power, Inc. and its subsidiaries from time to time, including the Chargor;

“Guarantee” means the guarantee and indemnity contained in clause 2 (Guarantee and Indemnity) as extended by schedule 1 (The Guarantee);

“Insurances” means all policies of insurance which are at any time held by, or written in favour of, the Chargor or in which the Chargor from time to time has an interest;

“Intellectual Property” means all legal and/or equitable interests (including, without limitation, the benefit of all licences in any part of the world) of the Chargor in, or relating to:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of the Chargor (which may now or in the future subsist);

“Loan and Security Agreement” means the second amended loan and security agreement dated on or about the date of this Deed and made between (1) Active Power, Inc. as Borrower and (2) Silicon Valley Bank as Bank (as defined therein) pursuant to which the Lender agreed to make certain loan facilities available to the Borrower;

“Loan Documents” means this Deed, the other UK Secured Guaranty Documents, the Loan and Security Agreement, the IP Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and/or any Guarantor for the benefit of the Lender in connection with the Loan and Security Agreement, all as amended, supplemented, extended, restated, novated and/or replaced from time to time;

“Party” means a party to this Deed;

“Permitted Security” means:

(a)	a lien arising in the ordinary course of business by operation of law and discharged as soon as possible;

(b)	any Permitted Lien;

(b)	any security in favour of the Lender under the Loan Documents; and

(c)	the two separate rent deposit deeds dated 2 March 2009 granted by the Chargor in favour of Reinhold Properties Limited;

“Planning Acts” means (A) the Town and Country Planning Act 1990, (B) the Planning (Listed Buildings and Conservation Areas) Act 1990, (C) the Planning (Hazardous Substances) Act 1990, (D) the Planning (Consequential Provisions) Act 1990, (E) the Planning and Compensation Act 1991, (F) any regulations made pursuant to any of the foregoing and (G) any other legislation of a similar nature;

“Quasi-Security” means an arrangement or transaction whereby a person:

(a)	sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or reacquired by such person or an Affiliate of such person;

(b)	sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)	enters into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(d)	enters into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising financial indebtedness;

“Real Property” means all estates and interests in freehold, leasehold and other immovable property (wherever situated) now or in future belonging to the Chargor, or in which the Chargor has an interest at any time, together with:

(a)	all buildings and fixtures (including trade fixtures) and fixed plant and machinery at any time thereon;

(b)	all easements, rights and agreements in respect thereof; and

(c)	the benefit of all covenants given in respect thereof;

“Receivables” means all present and future book debts and other debts, rentals, royalties, fees and monetary claims and all other amounts at any time recoverable or receivable by, or due or owing to, the Chargor (whether actual or contingent and whether arising under contract or in any other manner whatsoever) together with:

(a)	the benefit of all rights, guarantees, Security and remedies relating to any of the foregoing (including, without limitation, negotiable instruments, indemnities, reservations of property rights, rights of tracing and unpaid vendor’s liens and similar associated rights); and

(b)	all proceeds of any of the foregoing;

“Receiver” means a receiver, or receiver and manager or administrative receiver of the whole or any part of the Security Assets appointed by the Lender under this Deed;

“Related Rights” means, in relation to any Charged Security:

(a)	all dividends, distributions and other income paid or payable on the relevant Charged Security or on any asset referred to in paragraph (b) of this definition; and

(b)	all rights, monies or property accruing or offered at any time in relation to such Charged Security whether by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

“Relevant Contract” means each agreement specified in part 2 of schedule 2 (Details of Security Assets) as a “Relevant Contract” and any other agreement designated as a “Relevant Contract” by the Parties after the date of this Deed, together with each other agreement supplementing or amending or novating or replacing the same;

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or alone or in any other capacity whatsoever) of any present or future member of the Group to the Lender under or pursuant to any Loan Document (including all monies covenanted to be paid under this Deed);

“Security Accounts” has the meaning given to that term in clause 12.6(a)(iii);

“Security Assets” means all property and assets from time to time mortgaged, charged or assigned (or expressed to be mortgaged, charged or assigned) by or pursuant to this Deed;

“Security Period” means the period beginning on the date of this Deed and ending on the date on which:

(a)	all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full; and

(b)	the Lender has no further commitment, obligation or liability under or pursuant to the Loan Documents;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.2	Interpretation

(a)	Unless a contrary indication appears in this Deed, terms defined in the Loan and Security Agreement shall have the same meaning in this Deed.

(b)	Unless a contrary indication appears, any reference in this Deed to:

(i)	the “Chargor”, the “Borrower” or the “Lender” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“this Deed”, the “Loan and Security Agreement”, any other “Loan Document” or any other agreement or instrument is a reference to this Deed, the Loan and Security Agreement, that other Loan Document or that other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the obligations of any member of the Group or provides for further advances);

(iii)	“Secured Obligations” includes obligations and liabilities which would be treated as such but for the liquidation, administration or dissolution of or similar event affecting any member of the Group;

(c)	Each undertaking of the Chargor (other than a payment obligation) contained in this Deed:

(i)	must be complied with at all times during the Security Period; and

(ii)	is given by the Chargor for the benefit of the Lender.

(d)	The terms of the other Loan Documents and of any side letters between any of the parties to them in relation to any Loan Document are incorporated in this Deed to the extent required to ensure that any disposition of the Real Property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(e)	If the Lender reasonably considers that an amount paid by the Borrower, the Chargor or any other member of the Group to it under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of such company, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

(f)	The Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

1.3	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee and indemnity

The Chargor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Lender punctual performance by the Borrower and each member of the Group of all the Borrower’s and each such member’s obligations under the Loan Documents;

(b)	undertakes with the Lender that whenever the Borrower or another member of the Group does not pay any amount when due under or in connection with any Loan Document, the Chargor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any costs, loss or liability it incurs as a result of the Borrower or a member of the Group not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Loan Document on the date when it would have been due. The amount payable by the Chargor under this indemnity will not exceed the amount it would have had to pay under this Deed if the amount claimed had been recoverable on the basis of a guarantee.

2.2	Extension of guarantee

The guarantee set out in this clause 2 (Guarantee and Indemnity) is given subject to and with the benefit of the provisions set out in schedule 1 (The Guarantee).

3.	COVENANT TO PAY

3.1	Covenant to pay

(a)	The Chargor, as principal obligor and not merely as surety, covenants in favour of the Lender that it will pay and discharge the Secured Obligations from time to time when they fall due.

(b)	Every payment by the Chargor of a Secured Obligation which is made to or for the benefit of the Lender to which that Secured Obligation is due and payable in accordance with the Loan Document under which such sum is payable to the Lender, shall operate in satisfaction to the same extent of the covenant contained in clause 3.1(a).

3.2	Default interest

(a)	Any amount which is not paid under this Deed when due shall bear interest (both before and after judgment and payable on demand) from the due date until the date on which such amount is unconditionally and irrevocably paid and discharged in full on a daily basis at the rate and in the manner agreed in the Loan Document under which such amount is payable and, in the absence of such agreement, at the Default Rate from time to time.

(b)	Default interest will accrue from day to day on a year of 360 days and actual days elapsed and will be compounded at such intervals as the Lender states are appropriate.

4.	GRANT OF SECURITY

4.1	Nature of security

All Security and dispositions created or made by or pursuant to this Deed are created or made:

(a)	in favour of the Lender;

(b)	with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994; and

(c)	as continuing security for payment of the Secured Obligations.

4.2	Qualifying floating charge

Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to any floating charge created by or pursuant to this Deed (and each such floating charge is a qualifying floating charge for the purposes of the Insolvency Act 1986).

5.	FIXED SECURITY

5.1	Fixed charges

The Chargor charges and agrees to charge all of its present and future right, title and interest in and to the following assets which are at any time owned by the Chargor, or in which it from time to time has an interest:

(a)	by way of first fixed charge:

(i)	all Real Property and all interests in Real Property;

(ii)	all licences to enter upon or use land and the benefit of all other agreements relating to land; and

(iii)	the proceeds of sale of all Real Property;

(b)	by way of first fixed charge all plant and machinery (not charged by clause 5.1(a)) and the benefit of all contracts, licences and warranties relating to the same (to the extent chargeable);

(c)	by way of first fixed charge:

(i)	all computers, vehicles, office equipment and other equipment (not charged by clause 5.1(b)); and

(ii)	the benefit of all contracts, licences and warranties relating to the same (to the extent chargeable),

(iii)	by way of first fixed charge all Charged Securities;

in each case, together with (A) all Related Rights from time to time accruing to those Charged Securities and (B) all rights which the Chargor may have at any time against any clearance or settlement system or any custodian in respect of any Charged Investments;

(d)	by way of first fixed charge the Security Accounts and all monies at any time standing to the credit of the Security Accounts, together with all interest from time to time accrued or accruing on such monies, any investment made out of such monies or account and all rights to repayment of any of the foregoing;

(e)	by way of first fixed charge all Intellectual Property (if any);

(f)	to the extent that any Assigned Asset is not effectively assigned under clause 5.2 (Security assignments), by way of first fixed charge such Assigned Asset (to the extent chargeable);

(g)	by way of first fixed charge (to the extent not otherwise charged or assigned in this Deed):

(i)	the benefit of all licences, consents, agreements and Authorisations held or used in connection with the business of the Chargor or the use of any of its assets; and

(ii)	any letter of credit issued in favour of the Chargor and all bills of exchange and other negotiable instruments held by it; and

(h)	by way of first fixed charge all of the goodwill and uncalled capital of the Chargor.

5.2	Security assignments

The Chargor assigns and agrees to assign absolutely (subject to a proviso for reassignment on redemption) all of its present and future right, title and interest in and to:

(a)	the Relevant Contracts, all rights and remedies in connection with the Relevant Contracts and all proceeds and claims arising from them;

(b)	each of the following:

(i)	each present and future Key-man Policy; and

(ii)	all other Insurances (not assigned by clause 5.2(b)(i));

and all claims under the Insurances and all proceeds of the Insurances; and

(c)	the Security Accounts and all monies at any time standing to the credit of the Security Accounts, together with all interest from time to time accrued or accruing on such monies, any investment made out of such monies or account and all rights to repayment of any of the foregoing; and

(d)	all other Receivables (not assigned under clauses 5.2(a) or 5.2(b)).

To the extent that any Assigned Asset described in clause 5.2(b) is not assignable, the assignment which that clause purports to effect shall operate as an assignment of all present and future rights and claims of the Chargor to any proceeds of such Insurances.

5.3	Notice of assignment and/or charge - immediate notice

(a)	Within 5 Business Days of obtaining any Insurance, the Chargor shall deliver a duly completed notice of assignment to each other party to that Insurance, and shall use its reasonable endeavours to procure that each such party executes and delivers to the Lender an acknowledgement, in each case in the respective forms set out in schedule 5 (Form of notice to and acknowledgement by insurers); and

(b)	Within 5 Business Days of request by the Lender, the Chargor shall, in respect of each Relevant Contract, deliver a duly completed notice of assignment to each other party to that Relevant Contract, and procure that each such party executes and delivers to the Lender an acknowledgement, in each case in the respective forms set out in schedule 4 (Form of notice to and acknowledgement by party to Relevant Contract); and

(c)	Within 5 Business Days of the execution of this Deed, the Chargor shall, in respect of the Security Accounts, deliver a duly completed notice to the Account Bank and use reasonable endeavours to procure that the Account Bank executes and delivers to the Lender an acknowledgement, in each case in the respective forms set out in schedule 3 (Form of notice to and acknowledgement from Account Bank), or, in each case, in such other form as the Lender shall agree.

5.4	Assigned Assets

The Lender is not obliged to take any steps necessary to preserve any Assigned Asset, to enforce any term of a Relevant Contract against any person or to make any enquiries as to the nature or sufficiency of any payment received by it pursuant to this Deed.

6.	FLOATING CHARGE

The Chargor charges and agrees to charge by way of first floating charge all of its present and future:

(a)	assets and undertaking (wherever located) not otherwise effectively charged by way of first fixed mortgage or charge or assigned pursuant to clause 5.1 (Fixed charges), clause 5.2 (Security assignments) or any other provision of this Deed; and

(b)	(whether or not effectively so charged or assigned) heritable property and all other property and assets in Scotland.

7.	CONVERSION OF FLOATING CHARGE

7.1	Conversion by notice

The Lender may, by written notice to the Chargor, convert the floating charge created under this Deed into a fixed charge as regards all or any of the assets of the Chargor specified in the notice if:

(a)	an Event of Default has occurred and is continuing; or

(b)	the Lender (acting reasonably) considers any Security Assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process.

7.2	Small companies

The floating charge created under this Deed by the Chargor shall not convert into a fixed charge solely by reason of a moratorium being obtained under the Insolvency Act 2000 (or anything done with a view to obtaining such a moratorium) in respect of the Chargor.

7.3	Automatic conversion

The floating charge created under this Deed shall (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge:

(a)	in relation to any Security Asset which is subject to a floating charge if:

(i)	the Chargor creates (or attempts or purports to create) any Security on or over the relevant Security Asset without the prior written consent of the Lender; or

(ii)	any third party levies or attempts to levy any distress, execution, attachment or other legal process against any such Security Asset; and

(b)	over all Security Assets of the Chargor which are subject to a floating charge if an administrator is appointed in respect of the Chargor or the Lender receives notice of intention to appoint such an administrator (as contemplated by the Insolvency Act 1986).

7.4	Scottish property

Clause 7.3 (Automatic conversion) will not apply to any assets situated in Scotland if, and to the extent that, a Receiver would not be capable of exercising his powers in Scotland pursuant to section 72 of the Insolvency Act 1986 by reason of such automatic conversion.

7.5	Partial conversion

The giving of a notice by the Lender pursuant to clause 7.1 (Conversion by notice) in relation to any class of assets of the Chargor shall not be construed as a waiver or abandonment of the rights of the Lender to serve similar notices in respect of any other class of assets or of any other right of the Lender.

8.	CONTINUING SECURITY

8.1	Continuing security

The Debenture Security is continuing and will extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or discharge in whole or in part. This Deed shall remain in full force and effect as a continuing security for the duration of the Security Period.

8.2	Additional and separate security

This Deed is in addition to, without prejudice to, and shall not merge with, any other right, remedy, guarantee or Security which the Lender may at any time hold for any Secured Obligation.

8.3	Right to enforce

This Deed may be enforced against the Chargor without the Lender first having recourse to any other right, remedy, guarantee or Security held by or available to it.

9.	LIABILITY OF THE CHARGOR RELATING TO SECURITY ASSETS

Notwithstanding anything contained in this Deed or implied to the contrary, the Chargor remains liable to observe and perform all conditions and obligations assumed by it in relation to the Security Assets. The Lender is under no obligation to perform or fulfil any such condition or obligation or to make any payment in respect of any such condition or obligation.

10.	ACCOUNTS

During the Security Period, no monies at any time standing to the credit of any account (of any type and however designated) of the Chargor with the Lender or in which the Chargor has an interest (and no rights and benefits relating thereto) shall be capable of being assigned to any person other than the Lender.

11.	REPRESENTATIONS

11.1	General

The Chargor makes the representations and warranties set out in this clause 11 (Representations) to the Lender.

11.2	No Security Interests

No Security or Quasi-Security exists over all or any of the present or future Security Assets of the Chargor other than as created by this Deed or any Permitted Security.

11.3	Ranking

Subject to applicable laws and regulations affecting creditors generally, the Debenture Security will once registered have first ranking priority and is not subject to any prior ranking or pari passu ranking Security other than Permitted Security.

11.4	Ownership of Security Assets

The Chargor is the sole legal and beneficial owner of all the Security Assets identified in schedule 2 (Details of Security Assets).

11.5	No proceedings pending or threatened

There are no actions or proceedings pending or, to the knowledge of the Chargor, threatened in writing by or against the Chargor which would reasonably be expected to cause a Material Adverse Change (as defined in the Loan and Security Agreement, provided that references to “Borrower” in such definition shall be construed as references to the Chargor).

11.6	Charged Securities

As at the date of this Deed, the Chargor does not beneficially own any Charged Securities.

11.7	Real Property

As at the date of this Deed, the Chargor does not beneficially own any freehold or leasehold Real Property.

11.8	Time when representations made

(a)	All the representations and warranties in this clause 11 (Representations) are made by the Chargor on the date of this Deed and (except for those in clauses 11.6 (Charged Securities) and 11.7 (Real Property)) are also deemed to be made by the Chargor on the date of each Advance.

(b)	Each representation or warranty deemed to be made after the date of this Deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

12.	UNDERTAKINGS BY THE CHARGOR

12.1	Negative pledge and Disposals

The Chargor shall not do or agree to do any of the following without the prior written consent of the Lender, except as otherwise permitted under the Loan and Security Agreement:

(a)	create or permit to subsist any Security or Quasi-Security on any Security Asset other than as created by this Deed; or

(b)	sell, transfer, lease, lend or otherwise dispose of (whether by a single transaction or a number of transactions and whether related or not) the whole or any part of its interest in any Security Asset other than in the ordinary course of business.

12.2	Security Assets generally

The Chargor shall:

(a)	notify the Lender within 14 days of receipt of every notice, order, application, requirement or proposal given or made in relation to, the Security Assets by any competent authority, and (if required by the Lender):

(i)	within 5 Business Days of a request from the Lender, provide it with a copy of the same; and

(ii)	either (A) comply with all material obligations under such notice, order, application, requirement or proposal or (B) make such objections to the same as the Lender may reasonably require or approve;

(b)	pay all material rates, rents, and other outgoings owed by it in respect of the Security Assets;

(c)	comply with:

(i)	all obligations in relation to the Security Assets under any present or future regulation or requirement of any competent authority or any Authorisation; and

(ii)	all material covenants and obligations affecting any Security Asset (or its manner of use);

(d)	not, except with the prior written consent of the Lender, such consent not to be unreasonably withheld, enter into any onerous or restrictive obligation affecting any Security Assets, except as otherwise permitted under the Loan and Security Agreement;

(e)	provide the Lender with all information which it may reasonably request in relation to the Security Assets; and

(f)	not do, cause or permit to be done anything which may to a material extent depreciate, jeopardise or otherwise prejudice the value or marketability of any Security Asset (or make any omission which has such an effect).

12.3	Deposit of documents and notices

The Chargor shall unless the Lender otherwise confirms in writing, deposit with the Lender:

(a)	all deeds and documents of title relating to the Security Assets; and

(b)	all local land charges, land charges and HM Land Registry search certificates and similar documents received by or on behalf of the Chargor,

(each of which the Lender may hold throughout the Security Period).

12.4	Real Property undertakings - acquisitions and notices to HM Land Registry

(a)	The Chargor shall notify the Lender within 5 Business Days of the acquisition of any estate or interest in any material freehold or leasehold property.

(b)	The Chargor shall, in respect of any freehold or leasehold Real Property which is acquired by it after the date of this Deed, the title which is registered at HM Land Registry or the title to which is required to be so registered:

(i)	give HM Land Registry written notice of this Deed; and

(ii)	procure that notice of this Deed is clearly noted in the Register to each such title.

12.5	Insurance

(a)	The Chargor shall at all times insure and keep insured the Security Assets which are of an insurable nature with reputable and responsible insurers in a manner and extent as is reasonable and customary for an enterprise engaged in the same business and in similar localities and in full reinstatement cost of such Security Assets and otherwise upon such terms as the Lender may reasonably require.

(b)	If at any time the Chargor defaults in:

(i)	effecting or keeping up the insurances required; or

(ii)	producing any insurance policy or receipt to the Lender on demand,

the Lender may (without prejudice to its rights under clause 13 (Power to remedy)) take out or renew such policies of insurance in any sum which the Lender may reasonably think expedient. All monies which are expended by the Lender in doing so shall be deemed to be properly paid by the Lender and shall be reimbursed by the Chargor on demand.

(c)	The Chargor shall notify the Lender if any claim arises or may be made under the Insurances.

(d)	The Chargor shall, subject to the rights of the Lender under clause 12.5(e), diligently pursue its rights under the Insurances.

(e)	In relation to the proceeds of Insurances:

(i)	the Lender shall be loss payee under and have the sole right to settle or sue for any such claim and to give any discharge for insurance monies; and

(ii)	all claims and monies received or receivable under any Insurances shall (subject to the rights or claims of any lessor or landlord of any part of the Security Assets) be applied in repairing, replacing, restoring or rebuilding the property damaged or destroyed or, after the occurrence of an Event of Default which is continuing, in permanent reduction of the Secured Obligations.

12.6	Dealings with and realisation of Receivables and operation of Security Accounts

(a)	The Chargor shall:

(i)	without prejudice to clause 12.1 (Negative pledge and Disposals) (but in addition to the restrictions in that clause), not, without the prior written consent of the Lender, sell, assign, charge, factor or discount or in any other manner deal with any Receivable other than as set out in this Deed;

(ii)	collect all Receivables promptly in the ordinary course of trading as agent for the Lender; and

(iii)	immediately upon receipt pay all monies which it receives in respect of the Receivables into the accounts specified in Part 1 of schedule 2 (Details of Security Assets) as Security Accounts (each such account(s) together with all additions to or renewals or replacements thereof (in whatever currency) being a “Security Account”); and

(iv)	pending such payment, hold all monies so received upon trust for the Lender.

(b)	The Chargor shall deal with the Receivables (both collected and uncollected) and the Security Accounts in accordance with any directions given in writing from time to time by the Lender and, in default of and subject to such directions, in accordance with this Deed.

(c)	The Chargor shall deliver to the Lender such information as to the amount and nature of its Receivables as the Lender may from time to time reasonably require (taking into account the requirements of the Loan Documents).

12.7	Operation of Security Accounts

(a)	The Chargor shall not withdraw, attempt or be entitled to withdraw (or direct any transfer of) all or any part of the monies in any Security Account without the prior written consent of the Lender and the Lender shall be entitled (in its absolute discretion) to refuse to permit any such withdrawal or transfer.

(b)	If the right of the Chargor to withdraw the proceeds of any Receivables standing to the credit of a Security Account results in the charge over that Security Account being characterised as a floating charge, that will not affect the nature of any other fixed security created by the Chargor under this Deed on all its outstanding Receivables.

12.8	Account Bank and notices

(a)	The initial Account Bank is The Royal Bank of Scotland unless the Lender specifies otherwise.

(b)	Where any Security Account of the Chargor is changed or a new Security Account is opened the Chargor shall deliver to the relevant Account Bank a duly completed notice and use its reasonable endeavours to procure that such Account Bank executes and delivers to the Lender an acknowledgement, in each case in the respective forms set out in schedule 3 (Form of notice to and acknowledgement from Account Bank).

12.9	Change of Account Bank

(a)	The Account Bank may only be changed to another bank or financial institution with the consent of the Lender.

(b)	A change only becomes effective when the proposed new Account Bank agrees with the Lender and the Chargor (in a manner satisfactory to the Lender) to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the relevant Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect. By this Deed the Chargor irrevocably gives all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor shall take any action which the Lender requires to facilitate a change of Account Bank and any transfer of credit balances (including the execution of bank mandate forms) and irrevocably appoints the Lender as its attorney to take any such action if it should fail to do so.

12.10	Relevant Contracts

(a)	The Chargor shall not, except with the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed), amend or waive any material term of any Relevant Contract, terminate any Relevant Contract or release any other party from its obligations under any Relevant Contract in each case other than in accordance with its ordinary course of business.

(b)	The Chargor shall duly perform its obligations under each Relevant Contract where non performance could lead to a Material Adverse Change, shall notify the Lender of any material default by it or any other party under any Relevant Contract and shall not take any action which will reduce or impede recoveries in respect of any Assigned Asset other than in the ordinary course of business.

(c)	The Chargor shall provide to the Lender, as soon as practicable upon receipt, copies of all material notices and information received by it from any other party to any Relevant Contract.

Subject to clause 12.11 (Gross-up), all payments to be made by the Chargor in respect of this Deed shall be made:

(d)	in immediately available funds to the credit of such account as the Lender may designate; and

(e)	without (and free and clear of, and without any deduction for, or on account of):

(i)	any set-off or counterclaim; or

(ii)	except to the extent compelled by law, any deduction or withholding for or on account of Tax.

12.11	Gross-up

(a)	If the Chargor is compelled by law to make any deduction or withholding from any sum payable under this Deed to the Lender, the sum so payable by the Chargor shall be increased so as to result in the receipt by the Lender of a net amount equal to the full amount expressed to be payable under this Deed.

(b)	If the Chargor makes a tax payment in accordance with clause 12.11(a) and the Lender determines that:

(i)	a tax credit is attributable either to an increased payment of which that tax payment forms part, or to that tax payment; and

(ii)	the Lender has obtained, utilised and retained that tax credit,

the Lender shall pay an amount to the Chargor which the Lender determines will leave it (after that payment) in the same after-tax position as it would have been in had the tax payment not been required to be made by the Chargor.

12.12	Taxation

(a)	The Chargor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a material adverse effect on the Chargor.

(b)	The Chargor shall not change its residence for Tax purposes.

12.13	Costs and Expenses

(a)	Transaction expenses

The Chargor shall, to the extent such costs and expenses have not been paid by the Borrower pursuant to the Loan and Security Agreement, within 3 Business Days of demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it or any Receiver or Delegate in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(i)	this Deed and any other documents referred to in this Deed; and

(ii)	any other Loan Documents executed after the date of this Deed.

(b)	Amendment costs

If the Chargor requests an amendment, waiver or consent, the Chargor shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender and any Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement.

(c)	Enforcement and preservation costs

The Chargor shall to the extent such costs and expenses have not been paid by the Borrower pursuant to the Loan Security Agreement, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the enforcement of or the preservation of any rights under any Loan Document and any proceedings instituted by or against the Lender as a consequence of taking or holding or enforcing these rights.

13.	POWER TO REMEDY

13.1	Power to remedy

If at any time the Chargor does not comply with any of its obligations under this Deed, the Lender (without prejudice to any other rights arising as a consequence of such non-compliance) shall be entitled (but not bound) to rectify that default. The Chargor irrevocably authorises the Lender and its employees and agents by way of security to do all such things (including entering the property of the Chargor) which are necessary to rectify that default.

13.2	Mortgagee in possession

The exercise of the powers of the Lender under this clause 13 (Power to remedy) shall not render it liable as a mortgagee in possession.

13.3	Monies expended

The Chargor shall pay to the Lender on demand any monies which are properly expended by the Lender in exercising its powers under this clause 13 (Power to remedy), together with interest at the Default Rate from the date on which those monies were expended by the Lender (both before and after judgment) and otherwise in accordance with clause 3.2 (Default interest).

14.	WHEN SECURITY BECOMES ENFORCEABLE

14.1	When enforceable

This Debenture Security shall become immediately enforceable upon the occurrence of an Event of Default and shall remain so for so long as such Event of Default is continuing.

14.2	Statutory powers

The power of sale and other powers conferred by section 101 of the Act (as amended or extended by this Deed) shall be immediately exercisable upon and at any time after the occurrence of any Event of Default and for so long as such Event of Default is continuing.

14.3	Enforcement

After this Debenture Security has become enforceable pursuant to clause 14.1 of this Deed, the Lender may in its absolute discretion enforce all or any part of the Debenture Security in such manner as it sees fit.

15.	ENFORCEMENT OF SECURITY

15.1	General

For the purposes of all rights and powers implied by statute, the Secured Obligations are deemed to have become due and payable on the date of this Deed. Sections 93 and 103 of the Act shall not apply to the Debenture Security.

15.2	Powers of leasing

The statutory powers of leasing conferred on the Lender are extended so as to authorise the Lender to lease, make agreements for leases, accept surrenders of leases and grant options as the Lender may think fit and without the need to comply with section 99 or 100 of the Act.

15.3	Powers of Lender

(a)	At any time after the Debenture Security becomes enforceable in accordance with clause 14.1 of this Deed (or if so requested by the Chargor by written notice at any time), the Lender may without further notice (unless required by law):

(i)	appoint any person (or persons) to be a receiver, receiver and manager or administrative receiver of all or any part of the Security Assets and/or of the income of the Security Assets; and/or

(ii)	appoint or apply for the appointment of any person who is appropriately qualified as administrator of the Chargor; and/or

(iii)	exercise all or any of the powers conferred on mortgagees by the Act (as amended or extended by this Deed) and/or all or any of the powers which are conferred by this Deed on a Receiver, in each case without first appointing a Receiver or notwithstanding the appointment of any Receiver; and/or

(iv)	exercise (in the name of the Chargor and without any further consent or authority of the Chargor) any voting rights and any powers or rights which may be exercised by any person(s) in whose name any Charged Investment is registered or who is the holder of any of them.

(b)	The Lender is not entitled to appoint a Receiver in respect of any Security Assets which are subject to a charge which (as created) was a floating charge solely by reason of a moratorium being obtained under the Insolvency Act 2000 (or anything done with a view to obtaining such a moratorium) in respect of the Chargor.

15.4	Redemption of prior mortgages

At any time after the Debenture Security has become enforceable in accordance with clause 14.1 of this Deed, the Lender may:

(a)	redeem any prior Security against any Security Asset; and/or

(b)	procure the transfer of that Security to itself; and/or

(c)	settle and pass the accounts of the holder of any prior Security and any accounts so settled and passed shall be conclusive and binding on the Chargor.

All principal, interest, costs, charges and expenses of and incidental to any such redemption and/or transfer shall be paid by the Chargor to the Lender on demand.

15.5	Privileges

(a)	Each Receiver and the Lender is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that section 103 of the Act does not apply.

(b)	To the extent that the Security Assets constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)) each Receiver and the Lender shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(c)	For the purpose of clause 15.5(b) above, the value of the financial collateral appropriated shall be such amount as the Receiver or Lender reasonably determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it.

15.6	No liability

(a)	Neither the Lender nor any Receiver shall be liable (A) in respect of all or any part of the Security Assets or (B) for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, its or his respective powers (unless such loss or damage is caused by its or his gross negligence or wilful misconduct).

(b)	Without prejudice to the generality of clause 15.6(a), neither the Lender nor any Receiver shall be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

15.7	Protection of third parties

No person (including a purchaser) dealing with the Lender or any Receiver or Delegate will be concerned to enquire:

(a)	whether the Secured Obligations have become payable; or

(b)	whether any power which the Lender or the Receiver is purporting to exercise has become exercisable; or

(c)	whether any money remains due under any Loan Document; or

(d)	how any money paid to the Lender or to the Receiver is to be applied.

16.	RECEIVER

16.1	Removal and replacement

The Lender may from time to time remove any Receiver appointed by it (subject, in the case of an administrative receivership, to section 45 of the Insolvency Act 1986) and, whenever it may deem appropriate, may appoint a new Receiver in the place of any Receiver whose appointment has terminated.

16.2	Multiple Receivers

If at any time there is more than one Receiver of all or any part of the Security Assets and/or the income of the Security Assets, each Receiver shall have power to act individually (unless otherwise stated in the appointment document).

16.3	Remuneration

Any Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Lender (or, failing such agreement, to be fixed by the Lender).

16.4	Payment by Receiver

Only monies actually paid by a Receiver to the Lender in relation to the Secured Obligations shall be capable of being applied by the Lender in discharge of the Secured Obligations.

16.5	Agent of Chargor

Any Receiver shall be the agent of the Chargor in respect of which it is appointed. The Chargor shall (subject to the Companies Act 2006 and the Insolvency Act 1986) be solely responsible for his acts and defaults and for the payment of his remuneration. The Lender shall incur no liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

17.	POWERS OF RECEIVER

17.1	General powers

Any Receiver shall have:

(a)	all the powers which are conferred on the Lender by clause 15.3 (Powers of Lender);

(b)	all the powers which are conferred by the Act on mortgagees in possession and receivers appointed under the Act;

(c)	(whether or not he is an administrative receiver) all the powers which are listed in schedule 1 of the Insolvency Act 1986; and

(d)	all powers which are conferred by any other law conferring power on receivers.

17.2	Additional powers

In addition to the powers referred to in clause 17.1 (General powers), a Receiver shall have the following powers:

(a)	to take possession of, collect and get in all or any part of the Security Assets and/or income in respect of which he was appointed;

(b)	to manage the Security Assets and the business of the Chargor as he thinks fit;

(c)	to redeem any Security and to borrow or raise any money and secure the payment of any money in priority to the Secured Obligations for the purpose of the exercise of his powers and/or defraying any costs or liabilities incurred by him in such exercise;

(d)	to sell or concur in selling, leasing or otherwise disposing of all or any part of the Security Assets in respect of which he was appointed without the need to observe the restrictions imposed by section 103 of the Act and without limitation:

(i)	fixtures may be severed and sold separately from the Real Property containing them, without the consent of the Chargor;

(ii)	the consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration (and the amount of such consideration may be dependent upon profit or turnover or be determined by a third party); and

(iii)	any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit;

(e)	to alter, improve, develop, complete, construct, modify, refurbish or repair any building or land and to complete or undertake or concur in the completion or undertaking (with or without modification) of any project in which the Chargor was concerned or interested before his appointment (being a project for the alteration, improvement, development, completion, construction, modification, refurbishment or repair of any building or land);

(f)	to carry out any sale, lease or other disposal of all or any part of the Security Assets by conveying, transferring, assigning or leasing the same in the name of the Chargor and, for that purpose, to enter into covenants and other contractual obligations in the name of, and so as to bind, the Chargor;

(g)	to take any such proceedings (in the name of any of the Chargor or otherwise) as he shall think fit in respect of the Security Assets and/or income in respect of which he was appointed (including proceedings for recovery of rent or other monies in arrears at the date of his appointment);

(h)	to enter into or make any such agreement, arrangement or compromise as he shall think fit;

(i)	to insure, and to renew any insurances in respect of, the Security Assets as he shall think fit (or as the Lender shall direct);

(j)	to appoint and employ such managers, officers and workmen and engage such professional advisers as he shall think fit (including, without prejudice to the generality of the foregoing power, to employ his partners and firm);

(k)	to form one or more Subsidiaries of the Chargor, and to transfer to any such Subsidiary all or any part of the Security Assets;

(l)	to operate any rent review clause in respect of any Real Property in respect of which he was appointed (or any part thereof) and to apply for any new or extended lease; and

(m)	to:

(i)	give valid receipts for all monies and to do all such other things as may seem to him to be incidental or conducive to any other power vested in him or necessary or desirable for the realisation of any Security Asset;

(ii)	exercise in relation to each Security Asset all such powers and rights as he would be capable of exercising if he were the absolute beneficial owner of the Security Assets; and

(iii)	use the name of the Chargor for any of the above purposes.

18.	APPLICATION OF PROCEEDS

18.1	Application

All monies received by the Lender or any Receiver after the Debenture Security has become enforceable in accordance with clause 14.1 shall (subject to the rights and claims of any person having a security ranking in priority to the Debenture Security) be applied in the following order:

(a)	first, in satisfaction of, or provision for, all costs, charges and expenses incurred, and payments made by the Lender or any Receiver or Delegate and of all remuneration due to the Receiver in connection with this Deed or the Security Assets;

(b)	secondly, in or towards satisfaction of the remaining Secured Obligations in accordance with clause 18.3 (Appropriation and suspense account); and

(c)	thirdly, in payment of any surplus to the Chargor or other person entitled to it.

18.2	Contingencies

If the Debenture Security is enforced at a time when no amounts are due under the Loan Documents (but at a time when amounts may become so due), the Lender or a Receiver may pay the proceeds of any recoveries effected by it into a blocked suspense account (bearing interest at such rate (if any) as the Lender may determine, acting reasonably.

18.3	Appropriation and suspense account

(a)	Subject to clause 18.1 (Application), the Lender shall apply all payments received in respect of the Secured Obligations in reduction of any part of the Secured Obligations in any order or manner which it may determine.

(b)	Any such appropriation shall override any appropriation by the Chargor.

(c)	All monies received, recovered or realised by the Lender under or in connection with this Deed may at the discretion of the Lender be credited to a separate interest-bearing suspense account for so long as the Lender determines (with interest accruing thereon at such rate (if any) as the Lender may determine, acting reasonably, without the Lender having any obligation to apply such monies and interest or any part of it in or towards the discharge of any of the Secured Obligations.

19.	SET-OFF

19.1	Set-off rights

(a)	The Lender may (but shall not be obliged to) set off any matured obligation which is due and payable by the Chargor and unpaid (whether under the Loan Documents or which has been assigned to the Lender by the Chargor) against any material matured obligation owed by the Lender to the Chargor, regardless of the place of payment, booking branch or currency of either obligation.

(b)	At any time after the Debenture Security has become enforceable (and in addition to its rights under clause 19.1(a)), the Lender may (but shall not be obliged to) set-off any contingent liability owed by the Chargor under any Loan Document against any obligation (whether or not matured) owed by the Lender to the Chargor, regardless of the place of payment, booking branch or currency of either obligation.

(c)	If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(d)	If either obligation is unliquidated or unascertained, the Lender may set off in an amount estimated by it in good faith to be the amount of that obligation.

19.2	Time deposits

Without prejudice to clause 19.1 (Set-off), if any time deposit matures on any account which the Chargor has with the Lender at a time within the Security Period when:

(a)	this Debenture Security has become enforceable in accordance with clause 14.1; and

(b)	no Secured Obligation is due and payable,

such time deposit shall automatically be renewed for such further maturity as the Lender in its absolute discretion considers appropriate unless the Lender agrees in writing.

20.	DELEGATION

Each of the Lender and any Receiver may delegate, by power of attorney (or in any other manner) to any person, any right, power or discretion exercisable by them under this Deed upon any terms (including power to sub-delegate) which it may think fit. Neither the Lender nor any Receiver shall be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

21.	FURTHER ASSURANCES

21.1	Further action

The Chargor shall, at its own expense, within 5 Business Days of demand do all acts and execute all documents as the Lender or a Receiver may reasonably specify (and in such form as the Lender or a Receiver may reasonably require) for:

(a)	creating, perfecting or protecting the Security intended to be created by this Deed; and

(b)	facilitating the realisation of any Security Asset in accordance with this Deed; or

(c)	facilitating the exercise of any rights, powers and remedies exercisable by the Lender, or any Receiver or any Delegate in respect of any Security Asset or provided by or pursuant to the Loan Documents or by law;

This includes:

(i)	the re-execution of this Deed or such Loan Document;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment, assignation or assurance of any property, whether to the Lender or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration,

which, in any such case, the Lender may think necessary.

21.2	Loan Documents

The Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Loan Documents.

21.3	Specific security

Without prejudice to the generality of clause 21.1 (Further action), the Chargor will within 5 Business Days of reasonable request by the Lender execute any document contemplated by that clause over any Security Asset which is subject to or intended to be subject to any fixed security under this Deed (including any fixed security arising or intended to arise pursuant to clause 7 (Conversion of floating charge)).

22.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Lender, each Receiver and any Delegate to be its attorney to take any action whilst an Event of Default is continuing or enforcement of the Debenture Security has occurred which the Chargor is obliged to take under this Deed, including under clause 21 (Further assurances) or, if no Event of Default is continuing, which the Chargor has failed to take within any applicable grace period. The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this clause.

23.	CURRENCY CONVERSION

All monies received or held by the Lender or any Receiver under this Deed may be converted from their existing currency into such other currency as the Lender or the Receiver considers necessary or desirable to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at the Lender’s spot rate of exchange. The Chargor shall indemnify the Lender against all costs, charges and expenses incurred in relation to such conversion. Neither the Lender nor any Receiver shall have any liability to the Chargor in respect of any loss resulting from any fluctuation in exchange rates after any such conversion.

24.	CHANGES TO THE PARTIES

24.1	Charging Companies

The Chargor shall not assign any of its rights or obligations under this Deed.

24.2	Lender

(a)	The Lender may assign or transfer all or any part of its rights under this Deed to any person who takes an assignment or transfer.

(b)	The Chargor shall, promptly upon being requested to do so by the Lender, enter into such documents as may be necessary or desirable to effect such assignment or transfer.

25.	MISCELLANEOUS

25.1	New accounts

(a)	If the Lender receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent Security affecting any Security Asset and/or the proceeds of sale of any Security Asset or any guarantee under the Loan Documents ceases to continue in force and/or the proceeds of sale of any Security Asset, it may open a new account or accounts for the Chargor. If it does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received such notice.

(b)	As from that time all payments made to the Lender will be credited or be treated as having been credited to the new account and will not operate to reduce any amount of the Secured Obligations.

25.2	Tacking

(a)	The Lender shall perform its obligations under the Loan and Security Agreement (including any obligation to make available further advances).

(b)	This Deed secures advances already made and further advances to be made.

25.3	Articles of association

The Chargor certifies that the Debenture Security does not contravene any of the provisions of the articles of association of the Chargor.

25.4	Protective clauses

The Chargor is deemed to be a principal debtor in relation to this Deed. The obligations of the Chargor under, and the security intended to be created by, this Deed shall not be impaired by any forbearance, neglect, indulgence, extension or time, release, surrender or loss of securities, dealing, amendment or arrangement by the Lender which would otherwise have reduced, released or prejudiced this Debenture Security or any surety liability of the Chargor (whether or not known to it).

26.	NOTICES

Article 10 of the Loan and Security Agreement (Notices) is incorporated into this Deed as if fully set out in this Deed, save that the address and fax numbers of each Party for all communications or documents given under or in connection with this Deed are those identified with its name in the execution pages to this Deed or subsequently notified from time to time by the relevant Party for the purposes of this Deed.

27.	CALCULATIONS AND CERTIFICATES

Any certificate of or determination by the Lender specifying the amount of any Secured Obligation due from the Chargor (including details of any relevant calculation thereof) is in the absence of manifest error, prima facie evidence against the Chargor of the matters to which it relates.

28.	PARTIAL INVALIDITY

All the provisions of this Deed are severable and distinct from one another and if at any time any provision is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of any of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

Any provision of this Deed may be amended only if the Lender and the Chargor so agree in writing and any breach of this Deed may be waived before or after it occurs only if the Lender so agrees in writing. A waiver given or consent granted by the Lender under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

31.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of this Deed.

32.	RELEASE

32.1	Release

Upon the expiry of the Security Period (but not otherwise) the Lender shall, at the request and cost of the Chargor, take whatever action is necessary to release or re-assign (without recourse or warranty) the Security Assets from the Security.

32.2	Reinstatement

Where any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise (without limitation), the liability of the Chargor under this Deed shall continue as if the discharge or arrangement had not occurred. The Lender may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

33.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

34.	ENFORCEMENT

34.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause 34.1 (Jurisdiction of English courts) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

IN WITNESS of which this Deed has been duly executed by the Chargor as a deed and duly executed by the Lender and has been delivered on the first date specified on page 1 of this Deed by the Chargor.

SCHEDULE 1: THE GUARANTEE

1.	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower, the Chargor or any other member of the Group under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.

2.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower, the Chargor or any other member of the Group or any security for those obligations or otherwise) made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Chargor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

3.	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this Deed, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or to the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower, the Chargor or other person;

(b)	the release of the Borrower, the Chargor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, the Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower, the Chargor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Loan Document or any other document or security including, without limitation, any change in the purpose of, any extension or increase in any facility or the addition of any new facility under any Loan Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

(g)	any insolvency, administration or similar proceedings.

4.	Guarantor Intent

Without prejudice to the generality of clause 3 (Waiver of Defences), the Chargor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities, refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

5.	Immediate recourse

The Chargor waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

6.	Appropriations

Until all amounts which may be or become payable by the Borrower, any other member of the Group and/or the Chargor under or in connection with the Loan Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other monies, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from the Chargor or on account of the Chargor’s liability under this Deed.

7.	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Borrower, any other member of the Group and/or the Chargor under or in connection with the Loan Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Chargor shall not exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents or by reason of any amount being payable, or liability arising, under this Deed:

(a)	to be indemnified by the Borrower, any other member of the Group or the Chargor;

(b)	to claim any contribution from any other guarantor of the Borrower’s, another Group member’s or the Chargor’s obligations under the Loan Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any member of the Group to make any payment, or perform any obligation, in respect of which the Chargor has given a guarantee, undertaking or indemnity under clause 2.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any member of the Group; and/or

(f)	to claim or prove as a creditor of any member of the Group in competition with the Lender.

If the Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the any member of the Group under or in connection with the Loan Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender.

8.	Additional security

This guarantee is in addition to, and is not in any way prejudiced by, any other guarantee or security at the date of this guarantee or subsequently held by the Lender.

SCHEDULE 2: DETAILS OF SECURITY ASSETS

Part 1: Security Accounts

Security Accounts

Account Holder	Account Number	Account Bank	Account bank details and sort code (if appropriate)
Active Power Solutions Limited	10009981	The Royal Bank of Scotland plc	GBP Sort code: 60-00-04 SWIFT: NWBKGB2L IBAN: GB58NWBK60000410009981

Active Power Solutions Limited	5500013034642	The Royal Bank of Scotland plc	EURO SWIFT: NWBKGB2L IBAN: GB79NWBK60720013034642

Part 2: Relevant Contracts

None as at the date of this Deed

Part 3: Insurances

None as at the date of this Deed

SCHEDULE 3: FORM OF NOTICE TO AND ACKNOWLEDGEMENT FROM ACCOUNT BANK

To: [Name and address of Account Bank]

Dated: [—                 ] 20[—]

Dear Sirs

Re:	Account Holder: [— ] (the “Chargor”)
Security Account Nos: [— ] (the “Security Account[s]”)
Account Branch: [— ]

9.	We give notice that, by a debenture dated [— ] 200[—] (the “Debenture”), we have charged to [— ] (the “Lender”) all our present and future right, title and interest in and to the Security Accounts (as defined in this letter), all monies from time to time standing to the credit of the Security Accounts and all additions to or renewals or replacements thereof (in whatever currency) (together the “Charged Accounts”) and to all interest from time to time accrued or accruing on the Charged Accounts, any investment made out of any such monies or account and all rights to repayment of any of the foregoing by you.

10.	We advise you that, under the terms of the Debenture, we are not entitled to withdraw any monies from the Security Accounts without first having obtained the written consent of the Lender.

11.	We irrevocably authorise and instruct you from time to time:

(a)	unless the Lender so authorises you in writing, not to permit withdrawals from the Security Accounts;

(b)	to hold all monies from time to time standing to the credit of the Charged Accounts to the order of the Lender;

(c)	to pay all or any part of the monies standing to the credit of the Charged Accounts to the Lender (or as it may direct) promptly following receipt of written instructions from the Lender to that effect; and

(d)	to disclose to the Lender such information relating to us and the Charged Accounts as the Lender may from time to time request you to provide.

12.	We agree that you are not bound to enquire whether the right of the Lender to withdraw any monies from any Charged Account has arisen or be concerned with (A) the propriety or regularity of the exercise of that right or (B) notice to the contrary or (C) to be responsible for the application of any monies received by the Lender.

13.	This notice may only be revoked or amended with the prior written consent of the Lender.

14.	Please confirm by completing the enclosed copy of this notice and returning it to the Lender (with a copy to us) that you agree to the above and that:

(a)	you accept the authorisations and instructions contained in this notice and you undertake to comply with this notice;

(b)	you have not, at the date this notice is returned to the Lender, received notice of any assignment or charge of or claim to the monies standing to the credit of any Charged Account or the grant of any security or other interest over those monies or any Charged Account in favour of any third party and you will notify the Lender promptly if you should do so in the future; and

(c)	you do not at the date of this notice and will not in the future exercise any right to combine accounts or any rights of set-off or lien or any similar rights in relation to the monies standing to the credit of the Charged Accounts.

15.	This notice, and any acknowledgement in connection with it, and any non-contractual obligations arising out of or in connection with any of them, shall be governed by English law.

Yours faithfully

for and on behalf of
[NAME OF CHARGOR]

Countersigned by

for and on behalf of
[NAME OF LENDER]

[On copy]

To:	[— ] as Lender [ADDRESS]

Copy to:	[NAME OF THE CHARGOR]

We acknowledge receipt of the above notice. We confirm and agree:

(a)	that the matters referred to in it do not conflict with the terms which apply to any Charged Account; and

(b)	the matters set out in clause 6 of the above notice.

for and on behalf of
[Name of Account Bank]

Dated: [—                ] 200[—]

SCHEDULE 4: FORM OF NOTICE TO AND ACKNOWLEDGEMENT BY PARTY TO

RELEVANT CONTRACT

To: [Insert name and address of relevant party]

Dated: [—                ] 20[—]

Dear Sirs

Re: [describe Relevant Contract] dated [—                ] 200[—] between (1) you and [—                ] and (2)[—                ] (the “Chargor”)

1.	We give notice that, by a debenture dated [— ] 200[—] (the “Debenture”), we have assigned to [— ] (the “Lender”) all our present and future right, title and interest in and to [insert details of Relevant Contract] (together with any other agreement supplementing or amending the same, the “Agreement”) including all rights and remedies in connection with the Agreement and all proceeds and claims arising from the Agreement.

2.	We irrevocably authorise and instruct you from time to time:

(a)	to disclose to the Lender at our expense (without any reference to or further authority from us and without any enquiry by you as to the justification for such disclosure), such information relating to the Agreement as the Lender may from time to time reasonably request;

(b)	to hold all sums from time to time due and payable by you to us under the Agreement to the order of the Lender;

(c)	to pay or release all or any part of the sums from time to time due and payable by you to us under the Agreement only in accordance with the written instructions given to you by the Lender from time to time;

(d)	to comply with any written notice or instructions in any way relating to, or purporting to relate to, the Debenture or the Agreement or the debts represented thereby which you receive at any time from the Lender without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction; and

(e)	to send copies of all notices and other information given or received under the Agreement to the Lender.

3.	We are not permitted to receive from you, otherwise than through the Lender, any amount in respect of or on account of the sums payable to us from time to time under the Agreement or to agree any amendment or supplement to, or waive any obligation under, the Agreement without the prior written consent of the Lender.

4.	This notice may only be revoked or amended with the prior written consent of the Lender.

5.	Please confirm by completing the enclosed copy of this notice and returning it to the Lender (with a copy to us) that you agree to the above and that:

(a)	you accept the instructions and authorisations contained in this notice and you undertake to comply with this notice;

(b)	you have not, at the date this notice is returned to the Lender, received notice of the assignment or charge, the grant of any security or the existence of any other interest of any third party in or to the Agreement or any proceeds of it and you will notify the Lender promptly if you should do so in future;

(c)	you will not permit any sums to be paid to us or any other person (other than the Lender) under or pursuant to the Agreement without the prior written consent of the Lender; and

(d)	you will not exercise any right to terminate the Agreement or take any action to amend or supplement the Agreement without the prior written consent of the Lender.

6.	This notice, and any acknowledgement in connection with it, and any non-contractual obligations arising out of or in connection with any of them, shall be governed by English law.

Yours faithfully

for and on behalf of
[NAME OF CHARGOR]

[On copy]

To:	[— ] as Lender [ADDRESS]

Copy to:	[NAME OF CHARGOR]

Dear Sirs

We acknowledge receipt of the above notice and consent and agree to its terms. We confirm and agree to the matters set out in clause 5 in the above notice.

for and on behalf of
[Name of relevant party]

Dated: [—                ] 200[—]

SCHEDULE 5: FORM OF NOTICE TO AND ACKNOWLEDGEMENT BY INSURERS

To: [Insert name and address of insurer]

Dated: [—                ] 20[—]

Dear Sirs

[Describe insurance policies] dated [—                ] 200[—] between (1) you and (2) [—                ] (the “Chargor”)

1.	We give notice that, by a debenture dated [— ] 200[—] (the “Debenture”), we have assigned to [— ] (the “Lender”) all our present and future right, title and interest in and to the Policies (together with any other agreement supplementing or amending the same, the “Policies”) including all rights and remedies in connection with the Policies and all proceeds and claims arising from the Policies.

2.	We irrevocably authorise and instruct you from time to time:

(a)	to disclose to the Lender at our expense without any reference to or further authority from us (and without any enquiry by you as to the justification for such disclosure), such information relating to the Policies as the Lender may from time to time reasonably request;

(b)	to hold all sums from time to time due and payable by you to us under the Policies to the order of the Lender;

(c)	to pay or release all or any part of the sums from time to time due and payable by you to us under the Policies only in accordance with the written instructions given to you by the Lender from time to time;

(d)	to comply with any written notice or instructions in any way relating to, or purporting to relate to, the Debenture, the sums payable to us from time to time under the Policies or the debts represented by them which you may receive from the Lender (without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction); and

(e)	to send copies of all notices and other information given or received under the Policies to the Lender.

3.	We irrevocably instruct you, with effect from the date of this notice, to note on the relevant Policies the Lender’s interest as loss payee and as first priority assignee of the Policies and the rights, remedies, proceeds and claims referred to above.

4.	We are not permitted to receive from you, otherwise than through the Lender, any amount in respect of or on account of the sums payable to us from time to time under the Policies or to agree any amendment or supplement to, or waive any obligation under, the Policies without the prior written consent of the Lender.

5.	This notice may only be revoked or amended with the prior written consent of the Lender.

6.	Please confirm by completing the enclosed copy of this notice and returning it to the Lender (with a copy to us) that you agree to the above and that:

(a)	you accept the instructions and authorisations contained in this notice and you undertake to comply with this notice;

(b)	you have not, at the date this notice is returned to the Lender, received notice of the assignment or charge, the grant of any security or the existence of any other interest of any third party in or to the Policies or any proceeds of them or any breach of the terms of any Policy and you will notify the Lender promptly if you should do so in future;

(c)	you will not permit any sums to be paid to us or any other person under or pursuant to the Policies without the prior written consent of the Lender; and

(d)	you will not exercise any right to terminate, cancel, vary or waive the Policies or take any action to amend or supplement the Policies without the prior written consent of the Lender.

7.	This notice, and any acknowledgement in connection with it, and any non-contractual obligations arising out of or in connection with any of them, shall be governed by English law.

Yours faithfully

for and on behalf of
[NAME OF CHARGOR]

[On copy]

To:	[— ] as Lender [ADDRESS]

Copy to:	[NAME OF CHARGOR]

Dear Sirs

We acknowledge receipt of the above notice and consent and agree to its terms. We confirm and agree to the matters set out in clause 6 in the above notice.

for and on behalf of
[Name of relevant insurer]

Dated: [—                ] 200[—]

EXECUTION PAGE

THE CHARGOR

Executed as a deed, but not delivered until the first date specified on page 1, by ACTIVE POWER SOLUTIONS LIMITED acting by:	) ) ) )

Director	/s/ John Penver

Witness signature	/s/ Sumie Kunishima

Witness name:	Sumie Kunishima

Witness address:	Sagami Bldg 2F

2-7-6 Iwamoto-cho, chi yoda-ku

Tokyo, Japan 101-0032

Address:	Unit 4.1
Lauriston Business Park
Pitchill
Evesham
WR11 8SN
United Kingdom

Facsimile No:	+44 (0) 1387 870 806

Attention:	John Penver

THE LENDER

Signed Krista Hall by for and on behalf of SILICON VALLEY BANK	) )
	)	Signature	/s/ Krista Hall

Address:	3003 Tasman Drive
Santa Clara
California 95054
United States of America

Facsimile No:	+1 (408) 654 1099

Attention:	Krista Hall

EXECUTION PAGE

THE CHARGOR

Executed as a deed, but not delivered until the first date specified on page 1, by ACTIVE POWER SOLUTIONS LIMITED acting by:	) ) ) )

Director	/s/ James A. Clishem
James A. Clishem Director

Witness signature	/s/ John K Penver

Witness name:	John K. Penver

Witness address:	3701 Humble Cove

Austin, TX 78730, USA

Address:	C/o Taylor Wessing LLP
5 New Street Square
London EC4A 3TW

Facsimile No:	[¿ ]

Attention:	[¿ ]

THE LENDER

Signed by for and on behalf of SILICON VALLEY BANK	) )
	)	Signature

Address:	3003 Tasman Drive
Santa Clara
California 95054
United States of America

Facsimile No:	[+1 (408) 654 1099]

Attention:	[¿ ]